Exhibit 107

Calculation Of Filing Fee Tables

Form S-8

(Form Type)

Global Clean Energy Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	2,341,057		$2.03	(2)	$4,752,345.71	0.0000927	$440.54
Equity	Common Stock, $0.001 par value per share	Rule 457(h)	246,950	(3)	$2.10	(4)	$518,595.00	0.0000927	$48.07
Equity	Common Stock, $0.001 par value per share	Rule 457(h)	1,050,625	(3)	$2.15	(4)	$2,258,843.75	0.0000927	$209.39

Equity	Common Stock, $0.001 par value per share	Rule 457(h)	44,900	(3)	$2.46	(4)	$110,454.00	0.0000927	$10.24

Equity	Common Stock, $0.001 par value per share	Rule 457(h)	1,200,000	(3)	$3.60	(4)	$4,320,000.00	0.0000927	$400.46

Equity	Common Stock, $0.001 par value per share	Rule 457(h)	1,968	(3)	$3.90	(4)	$7,675.20	0.0000927	$0.71
Equity	Common Stock, $0.001 par value per share	Rule 457(h)	4,500	(3)	$4.00	(4)	$18,000.00	0.0000927	$1.67

Equity	Common Stock, $0.001 par value per share	Rule 457(h)	110,000	(3)	$4.09	(4)	$449,900.00	0.0000927	$41.71

Total Offering Amount							$12,435,813.66		$1,152.80
Total Fee Offsets									$—
Net Fee Due									$1,152.80

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the Global Clean Energy Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) as a result of the anti-dilution adjustment provisions contained therein.
(2)	Represents shares reserved for issuance pursuant to future awards under the 2020 Plan. The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933 on the basis of the average of the high and low trading prices of the registrant’s common stock, as reported on the OTC Market on September 26, 2022.
(3)	Represents shares that may be issued upon the exercise of options previously granted under the 2020 Plan.
(4)	Represents the exercise price per share of the applicable options.